EXHIBIT 7(D)(3)
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AT NOVEMBER 30, 1997
                                (in thousands)



                                               11/30/97       9/27/97                PRO FORMA     PRO FORMA
                                               CABLETRON      DIGITAL NPB           ADJUSTMENTS     COMBINED
                                               ---------     ------------          ------------    ---------
Assets
Cash and cash equivalents                       208,926                            (129,107)/a/      77,819
Short-term investments                          214,680                                             214,680
Accounts Receivable                             298,672                                             298,672
Inventories                                     280,021          58,086             (18,102)/e/     298,005
                                                                                    (22,000)/L/
Deferred income taxes                            57,691                             149,200 /o/     206,891
Prepaid exp. & other assets                      37,521          10,000              (5,000)/j/      37,521
                                                                                     (5,000)/c/
 Total current assets                         1,095,511          68,086             (30,009)      1,133,588

Long-term investments                           148,554                                             148,554
Property, plant & equipment                     212,023          25,216              10,800 /i/     248,039
Other long-term assets                                                                3,166 /b/      29,416
                                                                                     20,750 /g/
                                                                                      5,500 /h/
Long term deferred income taxes                  30,756                                              30,756

 Total assets                                 1,486,844          93,302              10,207       1,590,353
                                              =============================================       =========

Liabilities & stockholders' equity
Accounts payable                                 69,003                                              69,003
Accrued expenses                                169,332                               7,000 /n/     214,702
                                                                                      5,000 /m/
                                                                                     33,370 /k/
Other short term liabilities                                                        165,633 /d/     165,633
Income taxes payable                              5,282                                               5,282
 Total current liabilities                      243,617            0                211,003         454,620

Long-term liabilities                                                               123,676 /d/     123,676
Deferred income taxes                             4,577                                               4,577

Total liabilities                               248,194            0                334,679         582,873

Total stockholders' equity                    1,238,650                            (325,000)/f/   1,007,480
                                                                                    149,200 /o/
                                                                                    (33,370)/k/
                                                                                    (22,000)/L/

Total liabilities & stockholders' equity      1,486,844            0                103,509       1,590,353
                                              =============================================       =========
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/a/ Purchase price of $430,107. Cash payments were made in the amount of
    $129,107 (including acquisition costs of $500.) The remainder of the price consisted of product credits of $289,309, net of $11,691 net present value discount.

/b/ Record goodwill $3,166

/c/ Adjust for assets received in cash, $5,000

/d/ Record short term product credits ($165,633 net of $2,867 net present value discount) and long term product credits ($123,676 net of $8,824 net present value discount)

/e/ Write down of Digital NPB inventory due to product overlap as a result of the combined product line and adjustment of reserves to conform to Cabletron's policies.

/f/ In-process research and devlopment costs of $325,000 were written off in connection with the acquisition. The charge to operations for such acquired technology in process is excluded from the unaudited Pro Forma Combined
    Statements of Income as it is non-recurring and unusual and relates directly to the acquisition.

/g/ Record fair value of existing patents and technologies acquired.

/h/ Record fair value of assembled work force acquired.

/i/ Record fair value of building acquired.

/j/ Write off of software licenses

/k/ To record effect of acquisition related expenses including:
    Personnel related                   14,200
    Information systems                  7,000
    Marketing related                    5,000
    Professional fees                    3,150
    Manufacturing related                2,000
    Facilities & relocation              1,300
    Misc. taxes                            720
                                      --------
                                        33,370
    The charges to operations for the above expenses are excluded from the unaudited Pro Forma Combined Statements of Income as these are non-
    recurring and unusual and relate directly to the acquisition.

/L/ Adjustment of Cabletron's inventory rendered obsolete and excess due to product overlap. The charge to operations for such inventory is excluded from the unaudited Pro Forma Combined Statements of Income as it is non-recurring and unusual and relates directly to the acquisition.

/m/ Record liability associated with cancellation of vendor commitments as a result of a change in production plans.

/n/ Severance & Relocation

/o/ Tax effect of expenses (f),(k), & (L) at Cabletron's marginal tax rate of 39.225%.